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Exhibit 99.1

Magna Entertainment Corp.

337 Magna Drive
Aurora, Ontario,
Canada L4G 7K1
Tel (905) 726-2462
Fax (905) 726-2585

PRESS RELEASE

MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2007,
STRATEGIC REVIEW OF ASSETS AND OPERATIONS
AND IMMEDIATE CORPORATE INITIATIVES

        August 9, 2007, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) today reported its financial results for the second quarter ended June 30, 2007.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)
Revenues(i)	$203,063	$179,716	$487,237	$457,242
Earnings before interest, taxes, depreciation and amortization ("EBITDA")(i)	$3,459	$1,295	$27,675	$26,295
Net income (loss)
Loss from continuing operations	$(23,437)	$(27,331)	$(20,968)	$(24,983)
Income from discontinued operations(ii)	—	993	—	857

Net loss	$(23,437)	$(26,338)	$(20,968)	$(24,126)

Diluted earnings (loss) per share
Continuing operations	$(0.22)	$(0.26)	$(0.19)	$(0.23)
Discontinued operations(ii)	—	0.01	—	0.01

Total diluted loss per share	$(0.22)	$(0.25)	$(0.19)	$(0.22)

(i)
Revenues and EBITDA for all periods presented are from continuing operations only.

(ii)
Discontinued operations for 2006 includes the Fontana Golf Club, the sale of which was completed on November 1, 2006, the Magna Golf Club, the sale of which was completed on August 25, 2006 and the operations of a restaurant and related real estate in the United States, the sale of which was completed on May 26, 2006.

All amounts are reported in U.S. dollars in thousands, except per share figures.

        In announcing these results, Frank Stronach, Chairman and Interim Chief Executive Officer of MEC, remarked, "We are extremely disappointed with the second quarter results. We recognize that immediate and drastic action is required and we have commissioned a strategic review of the company. Also, we will cease racing operations at our Austrian racetrack Magna Racino™ at the end of its 2007 meet, have relinquished our racing license for Michigan Downs and have terminated our racetrack development project in Dixon, California."

        MEC has engaged Greenbrook Capital Partners Inc. to conduct the strategic review. The strategic review will be led by Greenbrook's Senior Partner, Tom Hodgson, a former President and Chief Executive Officer of MEC. Greenbrook expects to make its report to the Board by early September, following which MEC will provide a further update.

        Mr. Stronach commented, "I am pleased that Tom has agreed to work with us on a strategic review of MEC. The Board has instructed Tom to take a comprehensive approach to his review and to develop a plan that will produce a financially healthy MEC with the staying power to execute its strategic plan. Management and the Board are dedicated to substantial debt reduction and profit improvement on an urgent basis."

        Mr. Hodgson stated, "MEC is a company with tremendous assets including world-class racetracks and valuable real estate. However, MEC has an inadequate level of EBITDA and remains burdened with far too much debt and interest expense. I look forward to working with MEC's Board of Directors and senior management team to create a plan that will be designed to dramatically strengthen MEC's balance sheet and increase shareholder value."

        In the meantime and with immediate effect, the Board has approved the following actions:

Michigan Racing

        With the expectation that it could bring about changes to the regulatory environment that would make racing in Michigan profitable, MEC has for several years pursued the development and expansion of racing in the metropolitan Detroit area.

        Unfortunately, notwithstanding extensive effort by MEC and support from many industry stakeholders and others involved in the regulatory process and government representatives, the regulatory environment has not improved. As a result, MEC has today relinquished its racing license for the Romulus, Michigan location.

Dixon Downs

        Today, racing in Northern California takes place principally at Golden Gate Fields (owned by MEC) and Bay Meadows.

        For many years, the owner of Bay Meadows has pursued a plan to develop the Bay Meadows lands for other uses. Knowing that Bay Meadows would not be available for racing long term and knowing that a market exists for year-round racing in Northern California, MEC planned to develop its Dixon, California property as a training center and racetrack to replace the racing and stabling capacity that will be lost when Bay Meadows closes.

        The approvals for MEC's Dixon lands for racing and adjacent commercial uses were put to a local referendum on April 17, 2007. MEC's proposal lost at the referendum. In addition, the current regulatory framework in California makes it uncertain as to whether MEC could get a license for the necessary dates to make Dixon Downs a viable operation. As a result, MEC has terminated its development plans for Dixon and is listing the property for sale.

        MEC remains very much committed to horseracing in the State of California, where it owns both Santa Anita Park near Los Angeles and Golden Gate Fields near San Francisco, and is in the process of installing new, synthetic racing surfaces at both facilities. However, MEC also believes that the operating and regulatory environment in California needs to be improved and will continue to work with other stakeholders to ensure the long-term viability of horseracing in the State.

Magna Racino™

        MEC developed Magna Racino™ as a racing, gaming and entertainment venue near Vienna, Austria. Market conditions have not met MEC's expectations. While MEC has dramatically reduced the annual EBITDA loss at Magna Racino™ from $15 million in 2005 (the first full year of operation) to approximately $6 million (MEC's 2007 forecast), MEC cannot continue to operate in this environment.

        Accordingly, MEC will cease racing at this facility at the close of the current meet, which ends in November 2007. MEC intends to quickly evaluate other uses for the real estate, together with the existing facilities and significant infrastructure, with the intention of realizing the highest and best value for this property.

        In the meantime, MEC will operate an equestrian center utilizing the existing barn area, dorms and paddocks in order to mitigate some of its fixed property holding costs and preserve the value of its assets pending disposition of the property.

Ocala Lands

        Ocala, Florida has one of the largest populations of thoroughbred race horses in America. Several years ago, MEC acquired approximately 450 acres on I-75 in Marion County (Ocala), Florida with the intention of building a racetrack to serve the local and simulcast markets. MEC believes that this property has appreciated substantially in value over the years.

        As a further step to reduce interest and other costs and pay down debt, MEC will list this property for sale.

Porter Lands

        MEC owns approximately 800 acres of real estate in Porter, New York. While this property is of modest value compared to the others described above, MEC intends to dispose of it as a further step of reducing interest and other costs and paying down debt.

Aggregate Net Book Value

        MEC expects that the total proceeds from the disposals outlined above will exceed the aggregate net book value of these assets, which was approximately $71 million at June 30, 2007.

Financial Results for the Second Quarter Ended June 30, 2007

        Blake Tohana, Executive Vice-President and Chief Financial Officer of MEC, commented, "Our results this quarter were negatively affected by the slot operations at Gulfstream Park, which have significantly underperformed to date. However, we remain optimistic that our recent marketing initiatives, legislative changes that were adopted in early July and the relocation of Christine Lee's restaurant, a culinary institution in South Florida for more than 30 years, to the third floor of Gulfstream Park in early August, will lead to improved results. We are also encouraged by the second quarter results of our PariMax operations, which had increased EBITDA of $4.1 million and achieved a 31% increase in handle at XpressBet®, compared to the second quarter of 2006. During the second quarter of 2007, we sold San Luis Rey Downs for cash proceeds of approximately $24.0 million and repaid long-term debt of $17.8 million. We remain focused on continuing to sell non-core assets and pay down debt."

        Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year.

        Revenues for the three months ended June 30, 2007 increased $23.3 million or 13.0% to $203.1 million, compared to $179.7 million for the three months ended June 30, 2006. The increased revenues were primarily due to:

  •
  PariMax revenues above the prior year period by $13.0 million primarily due to the acquisition of the remaining 70% equity interest in AmTote in July 2006, the operations of which are now being consolidated, whereas previously our 30% equity interest was accounted for on an equity basis and increased revenues at XpressBet® due to a 31% increase in handle compared to the prior year period primarily due to having access to Churchill Downs Incorporated ("CDI") racing content, including the Kentucky Derby, through our TrackNet Media joint venture arrangement;

  •
  Florida revenues above the prior year period by $10.1 million primarily due to the Gulfstream Park casino facility, which generated $9.2 million of gaming revenues in the second quarter of 2007;

  •
  California revenues above the prior year period by $6.6 million primarily due to a change in the racing calendar at Golden Gate Fields, whereby live race days increased from 25 days in the three months ended June 30, 2006 to 35 days in the three months ended June 30, 2007;

  •
  Northern U.S. revenues below the prior year period by $1.3 million primarily due to lower handle and attendance at Thistledown;

  •
  Southern U.S. revenues below the prior year period by $1.1 million primarily due to four fewer live race days at Lone Star Park in the second quarter of 2007 compared to the second quarter of 2006, as well as excessive rains in June 2007, which impaired the quality of the live racing product thereby reducing live and export handle and wagering revenue; and

  •
  Eliminations of inter-company revenues between business units above the prior year period by $2.6 million due to the acquisition of AmTote.

        Revenues were $487.2 million in the six months ended June 30, 2007, an increase of $30.0 million or 6.6% compared to $457.2 million for the six months ended June 30, 2006. The increased revenues in the six months ended June 30, 2007 compared to the prior year comparative period are primarily due to the same factors as noted for the three months ended June 30, 2007, except that for the six months ended June 30, 2007, Maryland revenues were below the prior year comparative period by $2.2 million due to lower attendance and wagering as a result of inclement weather experienced during the winter months in Maryland and California revenues are below the prior year comparative period by $1.4 million as a result of a decrease in attendance and lower levels of handle and gross wagering at Santa Anita Park with one less live race day in the 2007 race meet compared to the 2006 race meet as well as a very strong race meet in 2006, which had record levels of attendance and wagering and a reduction in live race days at Golden Gate Fields whereby live race days were decreased from 65 days in the six months ended June 30, 2006 to 61 days in the six months ended June 30, 2007.

        EBITDA for the three months ended June 30, 2007 increased $2.2 million or 167.1% to $3.4 million from $1.3 million in the three months ended June 30, 2006 and was impacted by the following:

  •
  PariMax operations above the prior year period by $4.1 million as a result of the acquisition of the remaining 70% equity interest in AmTote, increased revenues at XpressBet® for reasons noted previously and a reduction in losses of HRTV™ with the formation of the joint venture with CDI in late April 2007, in which they now own 50% of the HRTV™ operations;

  •
  European operations above the prior year by $1.7 million primarily due to cost reduction initiatives at Magna Racino™;

  •
  Corporate office above the prior year period by $1.0 million due to cost reduction initiatives and higher severance charges during the second quarter of 2006;

  •
  Predevelopment, pre-opening and other costs decreased from the prior year period by $0.8 million due to lower spending on alternative gaming initiatives;

  •
  California operations above the prior year period by $0.7 million primarily due to the change in the racing calendar at Golden Gate Fields, which resulted in ten additional live race days in the three months ended June 30, 2007 compared to the same period last year; partially offset by

  •
  Florida operations below the prior year period by $3.2 million as increased gaming revenues at Gulfstream Park were more than offset by higher marketing and operating costs for the new casino facility;

  •
  Southern U.S. operations below the prior year period by $1.7 million due to revenue shortfalls at Lone Star Park for reasons noted previously; and

  •
  Northern U.S. operations below the prior year period by $0.7 million due to revenue shortfalls at Thistledown for reasons noted previously.

        EBITDA of $27.7 million for the six months ended June 30, 2007 increased $1.4 million or 5.2% from $26.3 million in the six months ended June 30, 2006. The improvement in EBITDA is primarily a result of the same factors noted above which affected EBITDA in the second quarter, except that for the six months ended June 30, 2007, California operations EBITDA decreased compared to the prior year period as a result of revenue decreases at Santa Anita Park and Golden Gate Fields for the same reasons noted above.

        Net loss from continuing operations for the three months ended June 30, 2007 has decreased $3.9 million or 14.2% from a loss of $27.3 million in the three months ended June 30, 2006 to a loss of $23.4 million in the three months ended June 30, 2007. The improvement in net loss is due to EBITDA improvements as well as a decrease in interest expense due to repayment of our bridge loan facility with our parent company, reduced borrowings on our senior secured revolving credit facility and repayment of other debt over the past year from proceeds of various asset sales, partially offset by increased borrowings on our Gulfstream Park project financing arrangement with our parent company. Net loss from continuing operations for the six months ended June 30, 2006 has decreased $4.0 million or 16.1% from a loss of $25.0 million in the six months ended June 30, 2006 to a loss of $21.0 million in the six months ended June 30, 2007 for the same reasons as previously noted for the three month period ended June 30, 2007.

        During the three months ended June 30, 2007, cash provided from operations was $2.0 million, which has increased from cash used for operations of $7.8 million in the second quarter of 2006 primarily due to an increase in the change in non-cash working capital balances in 2007 relative to the prior year period. Cash used for investing activities during the three months ended June 30, 2007 was $1.8 million, which included $24.7 million of proceeds on the sale of real estate and fixed assets, partially offset by real estate property and fixed asset additions of $25.1 million and other asset additions of $1.4 million. Cash used for financing activities during the three months ended June 30, 2007 of $21.8 million includes net repayments of $14.3 million of bank indebtedness and $12.0 million of net repayments of long-term debt, partially offset by net borrowings of $4.4 million of long-term debt with our parent.

Changes to Board of Directors

        MEC announced today that Dennis Mills has resigned from his position as Director and Vice-Chairman of MEC and Ron Charles has been appointed to the Board of Directors. Mr. Charles is Executive Director, MEC California Operations. He is also a founding member and former Chairman of the Board of the Thoroughbred Owners of California.

        Mr. Stronach commented, "On behalf of the entire Board, I would like to thank Dennis for his efforts on behalf of MEC. He has worked tirelessly to champion many of MEC's initiatives. I would also like to welcome Ron Charles to the Board. Ron has a wealth of industry knowledge and experience and is a valuable addition to the Board."

Other Strategic Initiatives

        MEC also reported today that it has executed the definitive agreements related to The Village at Gulfstream Park™, a joint venture with Forest City Enterprises, Inc. and the planned mixed-use development to be built around the Gulfstream Park racetrack. The groundbreaking for Phase 1 of The Village at Gulfstream Park™ occurred in June 2007.

Conference Call

        We will hold a conference call to discuss our second quarter results on Friday August 10, 2007 at 9:00 a.m. EST. The number to use for this call is 1-800-926-4402. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 212-231-2900. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

        MEC, North America's largest owner and operator of horse racetracks, based on revenue, acquires, develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. MEC also develops, owns and operates casinos in conjunction with its racetracks where permitted by law. MEC owns and operates AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry, XpressBet®, a national Internet and telephone account wagering system, as well as MagnaBet™ internationally. Pursuant to joint ventures, MEC has a fifty percent interest in HorseRacing TV™, a 24-hour horse racing television network and TrackNet Media Group, LLC, a content management company formed for distribution of the full breadth of MEC's horse racing content.

        This press release contains "forward-looking statements" within the meaning of applicable securities legislation, including Section 27A of the United States Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") and forward-looking information as defined in the Securities Act (Ontario) (collectively referred to as forward-looking statements). These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act (Ontario) and include, among others, statements regarding: strategies and plans; expectations as to our potential ability to strengthen our balance sheet; expectations as to financing and liquidity requirements and arrangements; expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain redevelopment projects, transactions or other objectives will be achieved; products and services; expectations as to the timing and receipt of government approvals and regulatory changes in gaming and other racing laws and regulations; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates, beliefs or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

        Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements. Factors that could cause actual results to differ materially from our forward-looking statements include, but may not be limited to, material adverse changes: in general economic conditions, the popularity of racing and other gaming activities as recreational activities, the regulatory environment affecting the horse racing and gaming industries, and our ability to develop, execute or finance our strategies and plans within expected timelines or budgets. In drawing conclusions set out in our forward-looking statements above, we have assumed, among other things, that there will not be any material adverse changes: in general economic conditions, the popularity of horse racing and other gaming activities, the regulatory environment, and our ability to develop, execute or finance our strategies and plans as anticipated.

        Forward-looking statements speak only as of the date the statements were made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements. For more information contact:

Blake Tohana
Executive Vice-President
and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

[Unaudited]
[U.S. dollars in thousands, except per share figures]

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
		(restated — note 7)		(restated — note 7)
Revenues
Racing and gaming
Pari-mutuel wagering	$128,911	$124,621	$343,293	$355,040
Gaming	23,621	14,649	51,198	29,489
Non-wagering	49,473	38,896	89,855	69,688

	202,005	178,166	484,346	454,217
Real estate and other	1,058	1,550	2,891	3,025

	203,063	179,716	487,237	457,242

Costs and expenses
Racing and gaming
Pari-mutuel purses, awards and other	75,778	77,085	210,321	222,629
Gaming taxes, purses and other	13,306	7,445	29,985	14,366
Operating costs	88,542	74,000	178,584	154,502
General and administrative	19,477	17,453	36,019	34,229

	197,103	175,983	454,909	425,726

Real estate and other
Operating costs	612	967	1,730	2,313
General and administrative	230	3	409	24

	842	970	2,139	2,337

Predevelopment, pre-opening and other costs	888	1,660	1,418	3,094
Depreciation and amortization	10,799	10,050	21,213	19,999
Interest expense, net	12,167	15,450	24,668	28,864
Equity loss (income)	771	(192)	1,096	(210)

	222,570	203,921	505,443	479,810

Loss from continuing operations before income taxes	(19,507)	(24,205)	(18,206)	(22,568)
Income tax expense	3,930	3,126	2,762	2,415

Loss from continuing operations	(23,437)	(27,331)	(20,968)	(24,983)
Income from discontinued operations	—	993	—	857

Net loss	(23,437)	(26,338)	(20,968)	(24,126)
Other comprehensive income (loss)
Foreign currency translation adjustment	1,264	5,591	2,010	7,278
Change in fair value of interest rate swap	5	26	(96)	100

Comprehensive loss	$(22,168)	$(20,721)	$(19,054)	$(16,748)

Earnings (loss) per share for Class A Subordinate
Voting Stock or Class B Stock:
Basic and Diluted
Continuing operations	$(0.22)	$(0.26)	$(0.19)	$(0.23)
Discontinued operations	—	0.01	—	0.01

Loss per share	$(0.22)	$(0.25)	$(0.19)	$(0.22)

Weighted average number of shares of Class A Subordinate
Voting Stock or Class B Stock outstanding
during the period [in thousands]:
Basic and Diluted	107,725	107,463	107,642	107,419

See accompanying notes

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited]
[U.S. dollars in thousands]

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
		(restated — note 7)		(restated — note 7)
Cash provided from (used for):
Operating activities of continuing operations
Net loss from continuing operations	$(23,437)	$(27,331)	$(20,968)	$(24,983)
Items not involving current cash flows	10,854	15,938	21,168	30,163

	(12,583)	(11,393)	200	5,180
Changes in non-cash working capital balances	14,624	3,554	(14,635)	(21,172)

	2,041	(7,839)	(14,435)	(15,992)

Investing activities of continuing operations
Real estate property and fixed asset additions	(25,064)	(23,382)	(39,088)	(55,875)
Other asset additions	(1,434)	(933)	(2,486)	(847)
Proceeds on disposal of real estate properties and fixed assets	1,001	1,388	2,641	2,825
Proceeds on real estate sold to parent	23,663	—	87,909	—
Proceeds on real estate sold to a related party	—	—	—	5,578

	(1,834)	(22,927)	48,976	(48,319)

Financing activities of continuing operations
Proceeds from bank indebtedness	741	—	15,741	—
Proceeds from advances and long-term debt with parent	6,402	18,444	16,329	60,577
Proceeds from long-term debt	3,865	5,207	4,140	5,207
Repayment of bank indebtedness	(15,000)	(5,500)	(21,515)	(5,500)
Repayment of long-term debt with parent	(1,953)	(1,800)	(4,053)	(1,800)
Repayment of long-term debt	(15,858)	(6,437)	(49,142)	(9,997)

	(21,803)	9,914	(38,500)	48,487

Effect of exchange rate changes on cash and cash equivalents	18	(228)	(79)	(296)

Net cash flows used for continuing operations	(21,578)	(21,080)	(4,038)	(16,120)

Cash provided from (used for) discontinued operations
Cash flows provided from operating activities of discontinued operations	—	319	—	5,378
Cash flows provided from investing activities of discontinued operations	—	1,524	—	1,379
Cash flows used for financing activities of discontinued operations	—	(1)	—	(5,728)

Net cash flows provided from discontinued operations	—	1,842	—	1,029

Net decrease in cash and cash equivalents during the period	(21,578)	(19,238)	(4,038)	(15,091)
Cash and cash equivalents, beginning of period	75,831	55,029	58,291	50,882

Cash and cash equivalents, end of period	$54,253	$35,791	$54,253	$35,791

See accompanying notes

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED BALANCE SHEETS
[REFER TO NOTE 1 — GOING CONCERN]
[Unaudited]
[U.S. dollars and share amounts in thousands]

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$54,253	$58,291
Restricted cash	21,761	34,194
Accounts receivable	39,017	35,949
Due from parent	5,555	6,648
Income taxes receivable	—	580
Inventories	8,523	6,384
Prepaid expenses and other	11,298	8,884

	140,407	150,930

Real estate properties, net	825,037	845,894
Fixed assets, net	88,909	93,141
Racing licenses	109,868	109,868
Other assets, net	7,112	4,664
Future tax assets	43,727	42,388

	$1,215,060	$1,246,885

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$741	$6,515
Accounts payable	55,763	76,105
Accrued salaries and wages	8,805	8,792
Customer deposits	2,945	2,531
Other accrued liabilities	46,555	56,228
Income taxes payable	691	—
Long-term debt due within one year	51,001	85,754
Due to parent	3,609	3,108
Deferred revenue	6,157	6,098

	176,267	245,131

Long-term debt	84,087	93,859
Long-term debt due to parent	191,247	177,250
Convertible subordinated notes	221,981	221,437
Other long-term liabilities	17,780	17,484
Future tax liabilities	91,265	91,106

	782,627	846,267

Shareholders' equity:
Class A Subordinate Voting Stock (Issued: 2007 — 49,259; 2006 — 49,055)	319,828	319,087
Class B Stock (Convertible into Class A Subordinate Voting Stock) (Issued: 2007 and 2006 — 58,466)	394,094	394,094
Contributed surplus	91,703	41,718
Other paid-in-capital	1,553	1,410
Accumulated deficit	(417,266)	(396,298)
Accumulated comprehensive income	42,521	40,607

	432,433	400,618

	$1,215,060	$1,246,885

See accompanying notes

MAGNA ENTERTAINMENT CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
[Unaudited]
[all amounts in U.S. dollars unless otherwise noted and all tabular amounts in thousands, except per share figures]

1.     Going Concern

        These interim consolidated financial statements of Magna Entertainment Corp. (the "Company") have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. The Company has incurred net losses of $87.4 million, $105.3 million and $95.6 million for the years ended December 31, 2006, 2005 and 2004, respectively, has incurred a net loss of $21.0 million for the six months ended June 30, 2007, and has an accumulated deficit of $417.3 million and a working capital deficiency of $35.9 million at June 30, 2007. Accordingly, the Company's ability to continue as a going concern is in substantial doubt and is dependent on the Company generating cash flows that are adequate to sustain the operations of the business, renew or extend current financing arrangements and meet its obligations with respect to secured and unsecured creditors, none of which is assured. During the six months ended June 30, 2007, the Company completed asset sale transactions for proceeds totaling approximately $89.1 million. The Company is continuing to pursue other funding sources, which may include further asset sales, partnerships and raising capital through equity offerings, however, the successful realization of these efforts is not determinable at this time (refer to note 16[a]). These interim consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the consolidated financial statements.

2.     Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2006.

Seasonality

        The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. The Company's racing operations have historically operated at a loss in the second half of the year, with the third quarter generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in revenues and operating results.

Comparative Amounts

        Certain of the comparative amounts have been reclassified to reflect discontinued operations.

Impact of Recently Issued Accounting Standards

        Under Staff Accounting Bulletin 74, the Company is required to disclose certain information related to new accounting standards, which have not yet been adopted due to delayed effective dates.

        In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently reviewing SFAS 157, but has not yet determined the impact on the Company's consolidated financial statements.

        In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Liabilities ("SFAS 159"). SFAS 159 allows companies to voluntarily choose, at specified election dates, to measure certain financial assets and financial liabilities, as well as certain non-financial instruments that are similar to financial instruments, at fair value (the "fair value option"). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS 159 specifies that all subsequent changes in fair value for that instrument be reported in income. The provisions of SFAS 159 are effective for fiscal years beginning after November 15, 2007. The Company is currently reviewing SFAS 159, but has not yet determined the impact on the Company's consolidated financial statements.

3.     Accounting Change

        In July 2006, the FASB issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. FIN 48 requires an entity to recognize the tax benefit of uncertain tax positions only when it is more likely than not, based on the position's technical merits, that the position would be sustained upon examination by the respective taxing authorities. The tax benefit is measured as the largest benefit that is more than fifty-percent likely of being realized upon final settlement with the respective taxing authorities. Effective January 1, 2007, the Company adopted the provisions of FIN 48 on a retroactive basis, which did not result in any charge to accumulated deficit as a cumulative effect of an accounting change or adjustment to the liability for unrecognized tax benefits. Accordingly, the adoption of FIN 48 did not have an effect on the results of operations or financial position of the Company.

        As of January 1, 2007, the Company had $2.0 million of unrecognized income tax benefits and $0.3 million of related accrued interest and penalties (net of any tax effect), all of which could ultimately reduce the Company's effective tax rate. The Company is currently under audit in Austria. Although it is not possible to accurately predict the timing of the conclusion of the audit, the Company does not anticipate that the Austrian audit relating to the years 2002 through 2004 will be completed by the end of 2007. Given the stage of completion of the audit, the Company does not currently estimate significant changes to unrecognized income tax benefits over the next year. In addition, the Company does not anticipate any other significant changes to unrecognized income tax benefits over the next year.

        It is the Company's continuing policy to account for interest and penalties associated with income tax obligations as a component of income tax expense. The Company did not recognize any interest and penalties as provision for income taxes in the accompanying consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2007 as the maximum interest and penalty period have elapsed.

        As of January 1, 2007, the following tax years remained subject to examination by the major tax jurisdictions:

Major Jurisdictions	Open Years
Austria	2002 through 2006
Canada	2003 through 2006
United States	2003 through 2006

        The Company is subject to income taxes in many state and local taxing jurisdictions in the U.S. and Canada, many of which are still open to tax examinations. Management does not believe these represent a significant financial exposure to the Company.

4.     Income Taxes

        In accordance with U.S. GAAP, the Company estimates its annual effective tax rate at the end of each of the first three quarters of the year, based on current facts and circumstances. The Company has estimated a nominal annual effective tax rate for the entire year and accordingly has applied this effective tax rate to the loss from continuing operations before income taxes for the three and six months ended June 30, 2007 and 2006, resulting in an income tax expense of $3.9 million and $2.8 million for the three and six months ended June 30, 2007 and an income tax expense of $3.1 million and $2.4 million for the three and six months ended June 30, 2006, respectively. The income tax expense for the three and six months ended June 30, 2007 and 2006 primarily represents income tax expense recognized from certain of the Company's U.S. operations that are not included in the Company's U.S. consolidated income tax return.

5.     Acquisition

        On August 22, 2003, MEC Maryland Investments Inc. ("MEC Maryland"), a wholly-owned subsidiary of the Company, acquired a 30% equity interest in AmTote International, Inc. ("AmTote") for a total cash purchase price, including transaction costs, of $4.3 million. On July 26, 2006, MEC Maryland acquired the remaining 70% equity interest of AmTote for a total cash purchase price of $9.3 million, including transaction costs of $0.1 million, net of cash acquired of $5.5 million. AmTote is a provider of totalisator services to the North American pari-mutuel industry with service contracts with over 70 North American racetracks and other wagering entities. The results of AmTote have been consolidated from July 26, 2006 and are included in the racing and gaming — PariMax operations segment. Prior to July 26, 2006, the results of AmTote were accounted for on an equity basis.

        The purchase price has been allocated to the assets and liabilities acquired as follows:

Non-cash working capital	$1,203
Fixed assets	12,008
Other assets	127
Goodwill	683
Long-term debt	(1,470)
Other long-term liabilities	(980)
Future tax liabilities	(2,224)

Net assets acquired and total purchase price, net of cash acquired	$9,347

        The purchase price allocation for this acquisition and the impact of any pre-existing relationship per EITF 04-1, Accounting for Pre-existing Relationships between the Parties to a Business Combination, is preliminary and may be adjusted further as a result of obtaining additional information regarding preliminary estimates of fair values made at the date of purchase.

6.     Sale of The Meadows

        On November 14, 2006, the Company completed the sale of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc. (collectively "The Meadows"), each a wholly-owned subsidiary of the Company, through which the Company owned and operated The Meadows, a standardbred racetrack in Pennsylvania, to PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc., and a fund managed by Oaktree Capital Management, LLC ("Oaktree" and together, with PA Meadows, LLC, "Millennium-Oaktree"). On closing, the Company received cash consideration of $171.8 million, net of transaction costs of $3.2 million, and a holdback agreement, under which $25.0 million is payable to the Company over a five-year period, subject to offset for certain indemnification obligations. Under the terms of the holdback agreement, the Company agreed to release the security requirement for the holdback amount, defer subordinate payments under the holdback, defer receipt of holdback payments until the opening of the permanent casino at The Meadows and defer receipt of holdback payments to the extent of available cash flows as defined in the holdback agreement, in exchange for Millennium-Oaktree providing an additional $25.0 million of equity support for PA Meadows, LLC. The Company also entered into a racing services agreement whereby the Company will pay $50 thousand per annum and will continue to operate for its own account the racing operations at The Meadows for at least five years. This transaction established fair values of the assets of The Meadows and accordingly, the Company recognized a non-cash impairment loss of $11.2 million related to the long-lived assets and a gain of $126.4 million related to the disposition of the intangible assets, representing the racing/gaming licenses during the year ended December 31, 2006. Based on the terms of the racing services agreement and the holdback agreement, the sale of The Meadows' real estate properties and fixed assets was not accounted for as a sale and leaseback, but rather using the financing method of accounting under U.S. GAAP as the Company was deemed to have a continuing interest in the transaction. Accordingly, for accounting purposes, $12.8 million of the proceeds were deferred and recorded as "other long-term liabilities" on the consolidated balance sheet at the date of completion of the transaction. The deferred proceeds are being recognized in the consolidated statements of operations and comprehensive loss over the five-year term of the racing services agreement and/or at the point when the sale leaseback subsequently qualifies for sales recognition. For the three and six months ended June 30, 2007, the Company recognized $0.1 million and $0.4 million, respectively, of the deferred proceeds in income, which is recorded as an offset to racing and gaming "general and administrative" expenses on the accompanying consolidated statements of operations and comprehensive loss. Given the indemnification obligations and other terms contained in the holdback agreement, the $25.0 million holdback agreement is considered continuing involvement and will be recognized in the consolidated financial statements upon the settlement of the indemnification obligations and as payments are received.

7.     Discontinued Operations

[a]
On November 1, 2006, a wholly-owned subsidiary of the Company completed the sale of the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna International Inc. ("Magna"), a related party, for a sale value of Euros 30.0 million (U.S. $38.3 million), which included cash consideration of Euros 13.2 million (U.S. $16.9 million), net of transaction costs, and approximately Euros 16.8 million (U.S. $21.4 million) of debt assumed by Magna. The gain at the date of disposition of approximately $20.9 million, net of tax, was recorded as a contribution of equity in contributed surplus on the accompanying consolidated balance sheets.

[b]
On August 25, 2006, a wholly-owned subsidiary of the Company completed the sale of the Magna Golf Club located in Aurora, Ontario, Canada to Magna, for cash consideration of Cdn. $51.8 million (U.S. $46.4 million), net of transaction costs. The Company recognized an impairment loss of $1.2 million at the date of disposition equal to the excess of the Company's carrying value of the assets disposed over their fair values at the date of disposition. Of the sale proceeds, Cdn. $32.6 million (U.S. $29.3 million) was used to pay all amounts owing under certain loan agreements with Bank Austria Creditanstalt AG related to the Magna Golf Club.

[c]
On May 26, 2006, the Company completed the sale of a restaurant and related real estate in the United States and received cash consideration of $2.0 million, net of transaction costs, and recognized a gain at the date of disposition of approximately $1.5 million.

[d]
The Company's results of operations related to discontinued operations for the three and six months ended June 30, 2006 are as follows:

	Three months ended June 30, 2006	Six months ended June 30, 2006
Results of Operations
Revenues	$5,584	$9,528
Costs and expenses	4,149	6,825

	1,435	2,703
Depreciation and amortization	740	1,441
Interest expense, net	684	1,341

Income (loss) before gain on disposition	11	(79)
Gain on disposition	1,495	1,495

Income before income taxes	1,506	1,416
Income tax expense	513	559

Net income	$993	$857

        The Company did not have any assets or liabilities related to discontinued operations at June 30, 2007 or December 31, 2006.

8.     Bank Indebtedness and Long-term Debt

[a]
The Company has a $40.0 million senior secured revolving credit facility with a Canadian financial institution, which was scheduled to mature on June 29, 2007. On June 29, 2007, the maturity date was extended to October 1, 2007. The credit facility is available by way of U.S. dollar loans and letters of credit. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company. At June 30, 2007 and December 31, 2006, the Company had no borrowings under the credit facility but had issued letters of credit totaling $24.7 million, such that $15.3 million was unused and available. The loans under the facility bear interest at the U.S. Base rate plus 5% or the London Interbank Offered Rate ("LIBOR") plus 6%.

[b]
A wholly-owned subsidiary of the Company that owns and operates Santa Anita Park has a $10.0 million revolving loan arrangement under its existing credit facility with a U.S. financial institution, which matures on October 8, 2007. The revolving loan agreement is guaranteed by the Company's wholly-owned subsidiary, the Los Angeles Turf Club, Incorporated ("LATC") and is secured by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC, the racetrack operator, and The Santa Anita Companies, Inc. ("SAC") and a pledge of all of the outstanding capital stock of LATC and SAC. At June 30, 2007, the Company had no borrowings under the revolving loan agreement (December 31, 2006 — $6.5 million). Borrowings under the revolving loan agreement bear interest at the U.S. Prime rate. The weighted average interest rate on the borrowings outstanding under the revolving loan agreement at June 30, 2007 was nil given that there were no outstanding borrowings (December 31, 2006 — 8.25%).

[c]
On May 11, 2007, a wholly-owned subsidiary of the Company, AmTote, completed a refinancing of its existing credit facilities with a new lender. The refinancing includes: (i) a $3.0 million revolving credit facility to finance working capital requirements, available by way of U.S. dollar loans and letters of credit, bearing interest at LIBOR plus 2.5%, with a maturity date of May 11, 2008; (ii) a $4.2 million term loan for the repayment of AmTote's debt outstanding under its existing term loan facilities, bearing interest at LIBOR plus 2.75%, with a maturity date of May 11, 2011; and (iii) a $10.0 million term loan to finance up to 80% of eligible capital costs related to tote service contracts, bearing interest at LIBOR plus 2.75%, with a maturity date of May 11, 2012. Loans under the credit facilities are secured by a first charge on the assets and a pledge of stock of AmTote.

        At June 30, 2007, the Company had (i) borrowed $0.7 million under the $3.0 million revolving credit facility, which is included in bank indebtedness on the consolidated balance sheets; (ii) borrowed $3.8 million under the $4.2 million term loan, which is included in long-term debt on the consolidated balance sheets; and (iii) no borrowings under the $10.0 million term loan. The weighted average interest rates on the borrowings outstanding under the revolving credit facility and term loan at June 30, 2007 were 7.82% and 8.07%, respectively.

9.     Capital Stock

[a]
Changes in Class A Subordinate Voting Stock and Class B Stock for the three and six months ended June 30, 2007 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2006	49,055	$319,087	58,466	$394,094	107,521	$713,181
Issued under the Long-term Incentive Plan	204	741	—	—	204	741

Issued and outstanding at March 31, 2007 and June 30, 2007	49,259	$319,828	58,466	$394,094	107,725	$713,922

[b]
The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options and convertible subordinated notes issued and outstanding as at June 30, 2007 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding	49,259
Class B Stock outstanding	58,466
Options to purchase Class A Subordinate Voting Stock	4,714
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,276
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824

142,539

10.   Long-term Incentive Plan

        The Company's Long-term Incentive Plan (the "Plan") (adopted in 2000 and amended in 2007) allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 9.2 million shares of Class A Subordinate Voting Stock remain available to be issued under the Plan, of which 7.8 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.4 million are available for issuance pursuant to any other type of award under the Plan.

        During 2005, the Company introduced an incentive compensation program for certain officers and key employees, which awarded performance shares of Class A Subordinate Voting Stock under the Plan. The number of shares of Class A Subordinate Voting Stock underlying the performance share awards were based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the Class A Subordinate Voting Stock on the date the program was approved by the Compensation Committee of the Board of Directors of the Company. These performance shares vested over a six or eight-month period to December 31, 2005 and were distributed, subject to certain conditions, in two equal installments. The first distribution occurred in March 2006 and the second distribution occurred in March 2007. At December 31, 2005, there were no non-vested performance share awards and there were 199,471 vested performance share awards with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share. During the year ended December 31, 2006, 131,751 of these vested performance shares were issued with a stated value of $0.8 million and 4,812 performance share awards were forfeited (of which 75,907 vested performance shares were issued with a stated value of $0.5 million for the six months ended June 30, 2006). Accordingly, at December 31, 2006, there were 62,908 performance share awards vested with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share. During the six months ended June 30, 2007, all of these performance shares were issued with a stated value of $0.2 million. At June 30, 2007, there are no performance shares remaining to be issued under the 2005 incentive compensation arrangement. The Company recognized no compensation expense related to the 2005 incentive compensation arrangement for the three and six months ended June 30, 2007 and 2006.

        In 2006, the Company continued the incentive compensation program as described in the immediately preceding paragraph. The program was similar in all respects, except that the 2006 performance shares vested over a 12-month period to December 31, 2006 and were distributed, subject to certain conditions, prior to March 31, 2007. For the year ended December 31, 2006, 161,099 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share, 1,616 performance shares were issued with a nominal stated value and 42,622 performance share awards were forfeited (of which 161,099 performance share awards were granted, 1,616 performance shares were issued and 3,299 performance share awards were forfeited during the six months ended June 30, 2006). Accordingly, at December 31, 2006, there were 116,861 performance share awards vested with a weighted average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share. During the six months ended June 30, 2007, 110,384 performance shares were issued with a stated value of $0.4 million and 6,477 performance share awards were forfeited. At June 30, 2007, there are no performance shares remaining to be issued under the 2006 incentive compensation arrangement. The Company recognized no compensation expense related to the 2006 incentive compensation arrangement for the three and six months ended June 30, 2007 and recognized approximately $0.3 million and $0.6 million of compensation expense related to the 2006 incentive compensation arrangement for the three and six months ended June 30, 2006, respectively.

        At June 30, 2007, there is no unrecognized compensation expense related to these performance share award arrangements.

        During the six months ended June 30, 2007, 30,941 shares with a stated value of $0.1 million (during the six months ended June 30, 2006 — 25,896 shares with a stated value of $0.2 million) were issued to the Company's directors in payment of services rendered.

        The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

        Information with respect to shares subject to option at June 30, 2007 and 2006 is as follows (number of shares subject to option in the following tables are expressed in whole numbers and have not been rounded to the nearest thousand):

	Shares Subject to Option		Weighted Average Exercise Price
	2007	2006	2007	2006
Balance outstanding at January 1	4,905,000	4,827,500	$6.08	$6.14
Forfeited or expired [i]	(166,000)	—	6.74	—

Balance outstanding at March 31	4,739,000	4,827,500	6.06	6.14
Forfeited or expired [i]	(25,000)	(64,000)	5.71	6.80

Balance outstanding at June 30	4,714,000	4,763,500	$6.07	$6.13

[i]
Options forfeited or expired were primarily as a result of employment contracts being terminated and voluntary employee resignations.

	Options Outstanding		Options Exercisable
	2007	2006	2007	2006
Number	4,714,000	4,763,500	4,351,668	4,245,415
Weighted average exercise price	$6.07	$6.13	$6.07	$6.08
Weighted average remaining contractual life (years)	3.7	4.6	3.3	4.2

        At June 30, 2007, the 4,714,000 stock options outstanding had exercise prices ranging from $3.91 to $7.24 per share. The average fair value of the stock option grants for the three and six months ended June 30, 2007 and 2006 using the Black-Scholes option valuation model was not applicable given that there were no options granted during the respective periods.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

        The compensation expense recognized for the three and six months ended June 30, 2007 related to stock options is approximately $0.1 million and $0.2 million, respectively (for the three and six months ended June 30, 2006 — $0.3 million and $1.1 million, respectively). At June 30, 2007, the total unrecognized compensation expense related to stock options is $0.5 million, which is expected to be recognized in expense over a period of 3.6 years.

        For the three and six months ended June 30, 2007, the Company recognized total compensation expense of $0.1 million and $0.3 million, respectively (for the three and six months ended June 30, 2006 — $0.6 million and $1.7 million, respectively), relating to performance share awards, director compensation and stock options under the Plan.

11.   Other Paid-in-Capital

        Other paid-in-capital consists of accumulated stock option compensation expense less the fair value of stock options at the date of grant that have been exercised and reclassified to share capital. Changes in other paid-in-capital for the three and six months ended June 30, 2007 and 2006 are shown in the following table:

	2007	2006
Balance at January 1	$1,410	$—
Stock-based compensation expense	73	772

Balance at March 31	1,483	772
Stock-based compensation expense	70	289

Balance at June 30	$1,553	$1,061

12.   Earnings (Loss) Per Share

        The following is a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share computations (in thousands, except per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	Basic and Diluted	Basic and Diluted	Basic and Diluted	Basic and Diluted
Loss from continuing operations	$(23,437)	$(27,331)	$(20,968)	$(24,983)
Income from discontinued operations	—	993	—	857

Net loss	$(23,437)	$(26,338)	$(20,968)	$(24,126)

Weighted average number of shares outstanding:
Class A Subordinate Voting Stock	49,259	48,997	49,176	48,953
Class B Stock	58,466	58,466	58,466	58,466

	107,725	107,463	107,642	107,419

Earnings (loss) per share:
Continuing operations	$(0.22)	$(0.26)	$(0.19)	$(0.23)
Discontinued operations	—	0.01	—	0.01

Loss per share	$(0.22)	$(0.25)	$(0.19)	$(0.22)

        As a result of the net loss for the three and six months ended June 30, 2007, options to purchase 4,714,000 shares and notes convertible into 30,100,124 shares have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

        As a result of the net loss for the three and six months ended June 30, 2006, options to purchase 4,763,500 shares, notes convertible into 30,100,124 shares and 279,748 performance share awards have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

13.   Transactions with Related Parties

[a]
The Company's long-term debt and accrued interest payable due to parent consists of the following:

	June 30, 2007	December 31, 2006
Gulfstream Park Project Financing
Tranche 1 [i]	$130,866	$131,350
Tranche 2 [ii]	23,429	18,617
Tranche 3 [iii]	11,740	—
Remington Park Project Financing [iv]	28,821	30,391

	194,856	180,358
Less: due within one year	(3,609)	(3,108)

	$191,247	$177,250

[i]
Gulfstream Park Project Financing — Tranche 1

  In December 2004, certain of the Company's subsidiaries entered into a $115.0 million project financing arrangement with a subsidiary of our parent company, MI Developments Inc. ("MID"), for the reconstruction of facilities at Gulfstream Park. This project financing arrangement was amended on July 22, 2005 in connection with the Remington Park loan as described in note 13[a][iv] below. The project financing was made by way of progress draw advances to fund reconstruction. The loan has a ten-year term from the completion date of the reconstruction project, which was February 1, 2006. Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID's notional cost of borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, interest was capitalized to the principal balance of the loan. Commencing January 1, 2007, the Company is required to make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The loan contains cross-guarantee, cross-default and cross-collateralization provisions.

  The loan is guaranteed by the Company's subsidiaries that own and operate Remington Park and the Palm Meadows Training Center and is collateralized principally by security over the lands forming part of the operations at Gulfstream Park, Remington Park and Palm Meadows and over all other assets of Gulfstream Park, Remington Park and Palm Meadows, excluding licenses and permits. During the three and six months ended June 30, 2007, the Company incurred interest expense of $3.4 million and $6.9 million, repaid accrued interest of $3.4 million and $5.7 million, and repaid outstanding principal of $0.3 million and $1.8 million, respectively, such that at June 30, 2007, $134.2 million was outstanding under this project financing arrangement, including $1.1 million of accrued interest payable. During the three and six months ended June 30, 2007, the Company amortized loan origination costs of $0.1 million and $0.2 million, respectively, such that at June 30, 2007, $3.3 million of net loan origination costs have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

[ii]
Gulfstream Park Project Financing — Tranche 2

  On July 26, 2006, certain of the Company's subsidiaries that own and operate Gulfstream Park entered into an amending agreement relating to the existing Gulfstream Park project financing arrangement with a subsidiary of MID by adding an additional tranche of $25.8 million, plus lender costs and capitalized interest, to fund the design and construction of phase one of the slots facility to be located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of approximately 500 slot machines. The second tranche of the Gulfstream Park financing has a five-year term and bears interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, interest on this tranche was capitalized to the principal balance of the loan. Beginning January 1, 2007, this tranche requires blended payments of principal and interest based on a 25-year amortization period commencing on that date. Advances related to phase one of the slots facility were made available by way of progress draw advances and there is no prepayment penalty associated with this tranche. The Gulfstream Park project financing facility was further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream Park's total excess cash flow, after permitted capital expenditures and debt service, to be used to repay the additional principal amount being made available under the new tranche. A lender fee of $0.3 million (1% of the amount of this tranche) was added to the principal amount of the loan as consideration for the amendments. During the three and six months ended June 30, 2007, the Company received loan advances of $2.5 million and $4.8 million, incurred interest expense of $0.6 million and $1.1 million, repaid accrued interest of $0.6 million and $0.9 million, and repaid outstanding principal of $0.1 million and $0.3 million, respectively, such that at June 30, 2007, $24.2 million was outstanding under this project financing arrangement, including $0.2 million of accrued interest payable. During the three and six months ended June 30, 2007, the Company amortized a nominal amount and $0.1 million, respectively, of loan origination costs such that at June 30, 2007, $0.7 million of net loan origination costs have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

[iii]
Gulfstream Park Project Financing — Tranche 3

  On December 22, 2006, certain of the Company's subsidiaries that own and operate Gulfstream Park entered into an additional amending agreement relating to the existing Gulfstream Park project financing arrangement with a subsidiary of MID by adding an additional tranche of $21.5 million, plus lender costs and capitalized interest, to fund the design and construction of phase two of the slots facility, as well as related capital expenditures and start-up costs, including the acquisition and installation of approximately 700 slot machines. This third tranche of the Gulfstream Park financing has a five-year term and bears interest at a rate of 10.5% per annum, compounded semi-annually. Prior to May 1, 2007, interest on this tranche was capitalized to the principal balance of the loan. Beginning May 1, 2007, this tranche requires blended payments of principal and interest based on a 25-year amortization period commencing on that date. Advances related to phase two of the slots facility are made available by way of progress draw advances and there is no prepayment penalty associated with this tranche. A lender fee of $0.2 million (1% of the amount of this tranche) was added to the principal amount of the loan as consideration for the amendments on January 19, 2007, when the first funding advance was made available to the Company. During the three and six months ended June 30, 2007, the Company received loan advances of $3.9 million and $11.9 million, accrued interest of $0.2 million and $0.3 million, of which $0.1 million has been capitalized to the principal balance of the loan, repaid accrued interest of $0.1 million and $0.1 million, and repaid outstanding principal of $0.1 million and $0.1 million, respectively, such that at June 30, 2007, $12.3 million was outstanding under this project financing arrangement, including $0.1 million of accrued interest payable. During the three and six months ended June 30, 2007, the Company amortized a nominal amount and $0.1 million, respectively, of loan origination costs, such that at June 30, 2007, $0.5 million of net loan origination costs have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

[iv]
Remington Park Project Financing

  In July 2005, the Company's subsidiary that owns and operates Remington Park entered into a $34.2 million project financing arrangement with a subsidiary of MID for the build-out of the casino facility at Remington Park. Advances under the loan were made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the casino facility, including the purchase and installation of electronic gaming machines. The loan has a ten-year term from the completion date of the reconstruction project, which was November 28, 2005. Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID's notional cost of LIBOR borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, interest was capitalized to the principal balance of the loan. Commencing January 1, 2007, the Company is required to make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. Certain cash from the operations of Remington Park must be used to pay deferred interest on the loan plus a portion of the principal under the loan equal to the deferred interest on the Gulfstream Park construction loan. The loan is secured by all assets of Remington Park, excluding licenses and permits. The loan is also secured by a charge over the lands owned by Gulfstream Park and a charge over the Palm Meadows Training Center and contains cross-guarantee, cross-default and cross-collateralization provisions. During the three and six months ended June 30, 2007, the Company incurred interest expense of $0.8 million and $1.6 million, repaid accrued interest of $0.8 million and $1.3 million, and repaid outstanding principal of $1.5 million and $1.9 million, respectively, such that at June 30, 2007, $30.1 million was outstanding under this project financing arrangement, including $0.3 million of accrued interest payable. During the three and six months ended June 30, 2007, the Company amortized a nominal amount and $0.1 million, respectively, of loan origination costs, such that at June 30, 2007, $1.2 million of net loan origination costs have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

[b]
At June 30, 2007, $5.6 million (December 31, 2006 — $6.5 million) of the funds the Company placed into escrow with MID remain in escrow.

[c]
On June 7, 2007, the Company sold 205 acres of land and buildings, located in Bonsall, California, and on which the San Luis Rey Downs Training Center is situated, to MID for cash consideration of approximately $24.0 million. The Company also has entered into a lease agreement whereby a subsidiary of the Company will lease the property from MID for a three-year period on a triple-net lease basis, which provides for a nominal annual rent in addition to operating costs that arise from the use of the property. The lease is terminable at any time by either party on four-months notice. The gain on sale of the property of approximately $17.6 million, net of tax, has been reported as a contribution of equity in contributed surplus.

[d]
On March 28, 2007, the Company sold a 157 acre parcel of excess land adjacent to the Palm Meadows Training Center, located in Palm Beach County, Florida and certain development rights to MID for cash consideration of $35.0 million. The gain on sale of the excess land and development rights of approximately $16.7 million, net of tax, has been reported as a contribution of equity in contributed surplus.

  On February 7, 2007, MID acquired all of the Company's interests and rights in a 34 acre parcel of residential development land in Aurora, Ontario, Canada for cash consideration of Cdn. $12.0 million (U.S. $10.1 million), which was equal to the carrying value of the land.

  On February 7, 2007, MID also acquired a 64 acre parcel of excess land at Laurel Park in Howard County, Maryland for cash consideration of $20.0 million. The gain on sale of the excess land of approximately $15.7 million, net of tax, has been reported as a contribution of equity in contributed surplus.

  The Company has been granted profit participation rights in respect of each of these three properties under which it is entitled to receive 15% of the net proceeds from any sale or development after MID achieves a 15% internal rate of return.

[e]
On March 31, 2006, the Company sold a non-core real estate property located in the United States to Magna for total proceeds of $5.6 million, net of transaction costs. The gain on sale of the property of approximately $2.9 million, net of tax, has been reported as a contribution of equity in contributed surplus. In accordance with the terms of the senior secured revolving credit facility, the Company used the net proceeds from this transaction to repay principal amounts outstanding under this credit facility.

14.   Commitments and Contingencies

[a]
The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax and gaming laws.

[b]
In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

[c]
On May 18, 2007, ODS Technologies, L.P. d/b/a TVG Network filed a summons against the Company, HRTV, LLC and XpressBet, Inc. seeking an order that the defendants be enjoined from infringing certain patents relating to interactive wagering systems and for an award for damages to compensate for the infringement. An Answer to Complaint, Affirmative Defenses and Counterclaims have been filed on behalf of the defendants. At the present time, the final outcome related to this action cannot be accurately determined by management.

[d]
At June 30, 2007, the Company has letters of credit issued with various financial institutions of $1.0 million to guarantee various construction projects related to activity of the Company. These letters of credit are secured by cash deposits of the Company. The Company also has letters of credit issued under its senior secured revolving credit facility of $24.7 million (refer to note 8[a]).

[e]
The Company has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activity of its subsidiaries. At June 30, 2007, these indemnities amounted to $5.8 million with expiration dates through 2008.

[f]
Contractual commitments outstanding at June 30, 2007, which related to construction and development projects, amounted to approximately $3.9 million.

[g]
One of the Company's wholly-owned subsidiaries, SAC, entered into two interest rate swap contracts, one on March 1, 2007 and one on April 27, 2007, with an effective date of October 9, 2007, which fix the rate of interest at 6.98% and 7.06% per annum, respectively, to October 9, 2009 on a notional amount of $10.0 million per contract of the outstanding balance under the SAC term loan facility.

[h]
On March 4, 2007, the Company entered into a series of customer-focused agreements with Churchill Downs Incorporated ("CDI") in order to enhance wagering integrity and security, to own and operate HorseRacing TV™ ("HRTV™"), to buy and sell horse racing content, and to promote the availability of horse racing signals to customers worldwide. These agreements involved the formation of a joint venture, TrackNet Media Group, LLC ("TrackNet Media"), a reciprocal content swap agreement and the purchase by CDI from the Company of a 50% interest in HRTV™. TrackNet Media is the vehicle through which the Company and CDI horse racing content is made available to third parties, including racetracks, off-track betting facilities, casinos and advance deposit wagering companies. TrackNet Media will also purchase horse racing content from third parties to be made available through the Company's and CDI's respective outlets. Under the reciprocal content swap agreement, the Company and CDI will exchange their respective horse racing signals. To facilitate the sale of 50% of HRTV™ to CDI, on March 4, 2007, HRTV, LLC was created with an effective date of April 27, 2007. Both the Company and CDI are required to make quarterly capital contributions, on an equal basis, until October 2009 to fund the operations of HRTV, LLC, however the Company may under certain circumstances be responsible for additional capital commitments. The Company's share of the required capital contributions to HRTV, LLC is expected to be approximately $7.0 million of which $0.8 million has been contributed to June 30, 2007.

[i]
On November 15, 2006, the Company opened phase one of the slots facility at Gulfstream Park with 516 slot machines and on March 20, 2007 the Company opened phase two of the slots facility at Gulfstream Park with an additional 705 slot machines. The Company opened the slots facilities despite an August 2006 decision rendered by the Florida District Court of Appeals First District that reversed a lower court decision granting summary judgment in favor of "Floridians for a Level Playing Field" ("FLPF"), a group in which Gulfstream Park is a member. The Court ruled that a trial is necessary to determine whether the constitutional amendment adopting the slots initiative, approved by Floridians in the November 2004 election, was invalid because the petitions bringing the initiative forward did not contain the minimum number of valid signatures. FLPF filed an application for a rehearing, rehearing en banc before the full panel of the First District Court of Appeals and Certification by the Florida Supreme Court. On November 30, 2006, in a split decision, the en banc court affirmed the August 2006 panel decision and certified the matter to the Florida Supreme Court, which stayed the appellate court ruling pending its jurisdictional review of the matter. The Florida Supreme Court has confirmed that it will hear the matter and oral arguments are scheduled for September 17, 2007. The Company believes that the August 2006 decision rendered by the Florida District Court of Appeals is incorrect, and accordingly, the Company has proceeded to open the slots facilities.

[j]
In May 2005, a Limited Liability Company Agreement was entered into with Forest City Enterprises, Inc. ("Forest City") concerning the planned development of "The Village at Gulfstream Park™". That agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial use projects on a portion of the Gulfstream Park property. Forest City is required to contribute up to a maximum of $15.0 million as an initial capital contribution. The Company is obligated to contribute 50% of any equity amounts in excess of $15.0 million as and when needed, however, to June 30, 2007, the Company has not made any such contributions. In the event the development does not proceed, the Company may have an obligation to fund a portion of those pre-development costs incurred to that point in time. At June 30, 2007, approximately $17.4 million of costs have been incurred by The Village at Gulfstream Park, LLC, which have been funded entirely by Forest City. The Company has reflected its share of equity amounts in excess of $15.0 million, of approximately $1.2 million, as an obligation which is included in "other accrued liabilities" on the accompanying consolidated balance sheets. The Limited Liability Company Agreement also contemplated additional agreements, including a ground lease, a reciprocal easement agreement, a development agreement, a leasing agreement and a management agreement which were executed upon satisfaction of certain conditions. Upon the opening of The Village at Gulfstream Park™, construction of which commenced in late June 2007, annual cash receipts (adjusted for certain disbursements and reserves) will first be distributed to the Forest City partner, subject to certain limitations, until such time as the initial contribution accounts of the partners are equal. Thereafter, the cash receipts are generally expected to be distributed to the partners equally, provided they maintain their equal interest in the partnership. The annual cash payments made to the Forest City partner to equalize the partners' initial contribution accounts will not exceed the amount of the annual ground rent.

[k]
On September 28, 2006, certain of the Company's affiliates entered into definitive operating agreements with certain Caruso Affiliated affiliates regarding the proposed development of The Shops at Santa Anita on approximately 51 acres of undeveloped lands surrounding Santa Anita Park. This development project, first contemplated in an April 2004 Letter of Intent which also addressed the possibility of developing undeveloped lands surrounding Golden Gate Fields, contemplates a mixed-use development with approximately 800,000 square feet of retail, entertainment and restaurants as well as 4,000 parking spaces. Westfield Corporation ("Westfield"), a developer of a neighboring parcel of land, has challenged the manner in which the entitlement process for the development of the land surrounding Santa Anita Park has been proceeding. On May 16, 2007, Westfield commenced civil litigation in the Los Angeles Superior Court in an attempt to overturn the Arcadia City Council's approval and granting of entitlements related to the construction of The Shops at Santa Anita. In addition, on May 21, 2007, Arcadia First! filed a petition against the City of Arcadia to overturn the entitlements and named the Company and certain of its subsidiaries as real parties in interest. If either Westfield or Arcadia First! is ultimately successful in its challenge, development efforts could potentially be delayed or suspended. To June 30, 2007, the Company has expended approximately $8.5 million on these initiatives, of which $2.2 million was paid during the six months ended June 30, 2007. These amounts have been recorded as "real estate properties, net" on the accompanying consolidated balance sheets. Under the terms of the Letter of Intent, the Company may be responsible to fund additional costs, however, to June 30, 2007, the Company has not made any such payments.

[l]
On January 18, 2007, the Company announced that the 2007 race meet will be the last meet that MI Racing, Inc., a wholly-owned subsidiary of the Company, will run at Great Lakes Downs. For the year ended December 31, 2006, Great Lakes Downs incurred a loss before income taxes of $1.8 million.

[m]
A subsidiary of the Company participates in a multi-employer defined benefit pension plan for which the pension plan's total vested liabilities exceed its assets. Based on allocation information provided by the plan, the portion of the estimated unfunded liability for vested benefits attributable to the Company's subsidiary is approximately $3.7 million. Under specific circumstances, a "withdrawal liability" may be triggered by certain actions, which includes withdrawal from the pension plan. The Company does not have any present intention to withdraw from the pension plan.

15.   Segment Information

Operating Segments

        The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two principal operating segments: racing and gaming operations and real estate and other operations. The racing and gaming segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields and San Luis Rey Downs; (2) Florida operations include Gulfstream Park's racing and gaming operations and the Palm Meadows Training Center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland off-track betting network; (4) Southern U.S. operations include Lone Star Park, Remington Park's racing and gaming operations and its off-track betting network; (5) Northern U.S. operations include The Meadows and its off-track betting network, Thistledown, Great Lakes Downs, Portland Meadows and the Oregon off-track betting network and the North American production and sales operations for StreuFex™; (6) European operations include Magna Racino™ and the European production and sales operations for StreuFex™; (7) PariMax operations include XpressBet®, HRTV™ to April 27, 2007, MagnaBet™, RaceONTV™, AmTote and the Company's equity investments in Racing World Limited, TrackNet Media and HRTV LLC from April 28, 2007; and (8) Corporate and other operations include costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment includes the Company's residential housing development. Comparative amounts reflected in segment information for the three and six months ended June 30, 2006 have been reclassified to reflect MagnaBet™ and RaceONTV™ in PariMax operations rather than in European operations.

        The Company uses revenues and earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA") as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, operating and financial performance of companies within the horse racing industry in a meaningful and consistent manner as EBITDA eliminates the effects of financing and capital structures, which vary between companies. Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company's operating results or cash flows, or as a measure of liquidity.

        The accounting policies of each segment are the same as those described in the "Summary of Significant Accounting Policies" section of the Company's annual report on Form 10-K for the year ended December 31, 2006.

        The following summary presents key information about reported segments for the three and six months ended June 30, 2007 and 2006 and as at June 30, 2007 and December 31, 2006:

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues
California operations	$48,908	$42,333	$159,746	$161,107
Florida operations	21,096	10,997	98,556	78,667
Maryland operations	43,226	43,697	69,569	71,735
Southern U.S. operations	44,694	45,748	73,212	75,650
Northern U.S. operations	23,532	24,822	43,667	46,769
European operations	2,417	2,785	4,185	4,256
PariMax operations	22,597	9,644	44,500	23,092

	206,470	180,026	493,435	461,276
Corporate and other	56	36	106	84
Eliminations	(4,521)	(1,896)	(9,195)	(7,143)

Total racing and gaming operations	202,005	178,166	484,346	454,217
Total real estate and other operations	1,058	1,550	2,891	3,025

Total revenues	$203,063	$179,716	$487,237	$457,242

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA")
California operations	$3,244	$2,584	$20,063	$22,688
Florida operations	(6,275)	(3,092)	5,283	10,426
Maryland operations	9,829	9,929	9,791	9,939
Southern U.S. operations	5,632	7,345	7,041	9,517
Northern U.S. operations	(1,038)	(350)	(1,622)	(286)
European operations	(1,659)	(3,330)	(2,866)	(5,824)
PariMax operations	1,304	(2,769)	2,751	(2,525)

	11,037	10,317	40,441	43,935
Corporate and other	(6,906)	(7,942)	(12,100)	(15,234)
Predevelopment, pre-opening and other costs	(888)	(1,660)	(1,418)	(3,094)

Total racing and gaming operations	3,243	715	26,923	25,607
Total real estate and other operations	216	580	752	688

Total EBITDA	$3,459	$1,295	$27,675	$26,295

Reconciliation of EBITDA to Net Loss

	Three months ended June 30, 2007
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$3,243	$216	$3,459
Interest expense, net	12,118	49	12,167
Depreciation and amortization	10,791	8	10,799

Income (loss) from continuing operations before income taxes	$(19,666)	$159	(19,507)
Income tax expense			3,930

Net loss			$(23,437)

	Three months ended June 30, 2006
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$715	$580	$1,295
Interest expense (income), net	15,614	(164)	15,450
Depreciation and amortization	10,040	10	10,050

Income (loss) from continuing operations before income taxes	$(24,939)	$734	(24,205)
Income tax expense			3,126

Loss from continuing operations			(27,331)
Income from discontinued operations			993

Net loss			$(26,338)

	Six months ended June 30, 2007
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$26,923	$752	$27,675
Interest expense, net	24,591	77	24,668
Depreciation and amortization	21,197	16	21,213

Income (loss) from continuing operations before income taxes	$(18,865)	$659	(18,206)
Income tax expense			2,762

Net loss			$(20,968)

	Six months ended June 30, 2006
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$25,607	$688	$26,295
Interest expense (income), net	29,195	(331)	28,864
Depreciation and amortization	19,975	24	19,999

Income (loss) from continuing operations before income taxes	$(23,563)	$995	(22,568)
Income tax expense			2,415

Loss from continuing operations			(24,983)
Income from discontinued operations			857

Net loss			$(24,126)

	June 30, 2007	December 31, 2006
Total Assets
California operations	$284,414	$309,443
Florida operations	364,994	361,550
Maryland operations	167,292	171,135
Southern U.S. operations	144,215	141,213
Northern U.S. operations	48,654	46,913
European operations	54,014	55,624
PariMax operations	46,394	41,625

	1,109,977	1,127,503
Corporate and other	95,529	85,498

Total racing and gaming operations	1,205,506	1,213,001
Total real estate and other operations	9,554	33,884

Total assets	$1,215,060	$1,246,885

16.   Subsequent Events

[a]
On August 9, 2007, the Company announced that its Board of Directors had approved a number of actions designed to reduce debt and improve the profitability of the Company. These initiatives include the relinquishment of the Company's racing license in Romulus, Michigan, termination of its development plans for Dixon, California and listing the property for sale, the cessation of racing at Magna Racino™ in Austria at the conclusion of its current meet in November 2007 and the listing of real estate properties in Ocala, Florida and Porter, New York for sale. The Company expects that the total gross proceeds from these disposals will exceed the aggregate net book value of these assets, which was approximately $71.0 million at June 30, 2007. The Company also announced that it has engaged Greenbrook Capital Partners Inc. ("Greenbrook") to conduct a strategic review of the Company and develop a plan to substantially reduce debt and improve profitability. The strategic review will be led by Greenbrook's Senior Partner, Tom Hodgson, a former President and Chief Executive Officer of the Company. Greenbrook expects to make its report to the Board of Directors in early September, following which the Company will provide a further update.

[b]
On July 24, 2007, one of the Company's European subsidiaries amended and extended its Euros 3.9 million bank term loan by increasing the amount available under the bank term loan to Euros 4.0 million, bearing interest at the Euro Overnight Index Average rate plus 3.0% per annum, and extending the term to July 31, 2008.

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All amounts are reported in U.S. dollars in thousands, except per share figures.